CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT TO JOINT VENTURE AGREEMENT
This AMENDMENT (this “Amendment”) to that certain Joint Venture Agreement dated as of March 11, 2013 (the “Agreement”), by and among Synacor, Inc., a Delaware corporation (“Synacor”), Maxit Technology Incorporated, a company incorporated under the laws of the British Virgin Islands (“Maxit”), and Synacor China, Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), is entered into and made as of December 6, 2013, by and among Synacor, Maxit and the Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement.
RECITALS
A.    The Agreement contemplates that the Company will sell and issue 999,900 Ordinary Shares to each of Synacor and Maxit at the Second Closing (the “Second Closing Shares”) for the consideration and upon satisfaction of the conditions set forth in the Agreement (the “Second Closing Conditions”).
B.    Section 2.2(d)(ii) of the Agreement contemplates that Synacor will purchase, and the Company will sell and issue, 300,000 Series A Preferred Shares on an as and when needed basis by the Company.
C.    The parties hereto desire to amend the Agreement in relation to the Second Closing, (i) to amend or waive certain of the Second Closing Conditions and (ii) to amend the number of Second Closing Shares to be issued and sold by the Company as well as the form and amount of consideration payable by each of Synacor and Maxit for the Second Closing Shares.
D.    The parties hereto also desire to amend Section 2.2(d) of the Agreement to change the number of Series A Preferred Shares that Synacor will purchase, and the Company will sell and issue, on an as and when needed basis by the Company.
E.    Pursuant to Section 10.5 of the Agreement, any provision of the Agreement may be amended only by a written instrument signed by the parties thereto.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the sufficiency and adequacy of which consideration the parties hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows.
AMENDMENT
1.    Amendment to Section 2.2(d). Section 2.2(d) shall be amended and restated in its entirety to read as follows.
“(d)    Subject to the consummation of the Second Closing, additional closings pursuant to Section 2.1 for an aggregate number of Series A Preferred Shares equal to 743,793 (each, an “Additional Series A Closing” or a “Closing”) to be sold by the Company and purchased by Synacor shall take place in accordance with the following clauses (i) and (ii) or at such other times as agreed in writing by the parties.
(i)     500,000 Series A Preferred Shares in a timely manner over the two (2) years following the Second Closing in relation to PRC Law requirements related to the contribution of the registered capital amount of the WFOE.

CONFIDENTIAL TREATMENT REQUESTED

(ii)    243,793 Series A Preferred Shares on an as and when needed basis by the Company.
2.    Amendment to Section 2.3. Each of Sections 2.3(a)(vi), 2.3(a)(vii) and 2.3(b)(v) shall be deleted in its entirety.
3.    Amendment to Section 2.4. Each of Sections 2.4(a)(ii), 2.4(b)(ii) and 2.4(b)(iv) shall be deleted in its entirety.
4.    Amendment to Section 4. The following new subsections shall be added to Section 4.
“4.4    *. Maxit shall, promptly and in any event within thirty (30) days after written request of Synacor, (a) transfer or cause to be transferred all rights to that certain * (the “* Agreement”) to the WFOE on terms and conditions satisfactory to Synacor and (b) obtain or cause to be obtained all Governmental Approvals or other Third Party Approvals in connection therewith. Maxit shall deliver to Synacor the transfer documentation, in form and substance satisfactory to Synacor, effecting the transfer of the * Agreement within such thirty (30) day period.”
“4.5    Maxit License Agreement. Upon written request of the Company and subject to Section 2.11(c)(xii) of the Shareholders Agreement, Maxit shall grant a non-exclusive license in the territory of the PRC to MaxAd and MaxView to the Company or the WFOE on terms and conditions satisfactory to Synacor and Maxit (the “Maxit License Agreement”).”
“4.6    Synacor License Agreement. Upon written request of the Company and subject to Section 2.11(c)(xii) of the Shareholders Agreement, Synacor shall grant a non-exclusive license in the territory of the PRC to the Company or the WFOE, on arms’ length terms and conditions, to certain technology of Synacor designated for building personalized websites for wireline and wireless users (the “Synacor License Agreement”).”
5.    Amendment to Schedule A. The table under the heading “SECOND CLOSING” set forth in Schedule A to the Agreement shall be deleted and replaced with the table under the heading “SECOND CLOSING” set forth in Schedule A attached hereto.
[*] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

6.    Governing Law. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of New York, New York.
7.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
8.    Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.
9.    Survival. Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect unmodified.
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CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Joint Venture Agreement as of the date first above written.
SYNACOR CHINA, LTD.

By:	/s/ Qiang Sean Wang
Name:	Qiang Sean Wang
Title:	Chief Executive Officer

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Joint Venture Agreement as of the date first above written.
MAXIT TECHNOLOGY INCORPORATED

By:	/s/ Qiang Sean Wang
Name:	Qiang Sean Wang
Title:	Director

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Joint Venture Agreement as of the date first above written.
SYNACOR, INC.

By:	/s/ William J. Stuart
Name:	William J. Stuart
Title:	CFO

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE A

SCHEDULE OF INVESTORS

SECOND CLOSING

Investor	Purchase Price	Number and Type of Shares

Synacor, Inc.	US$112,414 (cash)	112,414 Ordinary Shares
Maxit Technology Incorporated	US$112,414 (cancellation and satisfaction in full of the staff replacement cost incurred by Maxit Technology Incorporated in connection with transferring ten of its employees to the WFOE)	112,414 Ordinary Shares